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                                                                    EXHIBIT 99.1
                                 PRESS RELEASE

NEUROCRINE BIOSCIENCES EXPANDS DIABETES COLLABORATION WITH TAISHO
PHARMACEUTICALS

New Collaboration to Include Worldwide Rights to APL Diabetes Product Candidate

          SAN DIEGO--(BW HealthWire)--Dec. 12, 2000--Neurocrine Biosciences, Inc. (Nasdaq: NBIX - news) announced today that it has expanded its
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collaboration with Taisho Pharmaceutical Co., LTD., providing to Taisho the exclusive rights to develop and commercialize Neurocrine's altered peptide ligand (APL) for diabetes in North America and other countries outside of Europe and Asia.

          In July 2000, Neurocrine licensed to Taisho the exclusive rights to develop and commercialize NBI-6024 in Europe and Asia. With the expanded agreement, Neurocrine and Taisho will collaborate in the worldwide clinical development of NBI-6024 and Neurocrine will receive funding for activities it conducts on behalf of the collaboration. The worldwide collaboration is valued at up to $100 million, including all potential licensing fees, purchase fees, milestones and development expenses. In addition, Neurocrine will receive payments based on any future sales of NBI-6024. Neurocrine has or expects to receive a total of approximately $12 million during 2000 under the worldwide collaboration. NBI-6024 is currently in Phase I/II clinical trials, with Phase II trials planned for 2001.

          "The continued success of this clinical program has led to the expansion of our agreement with Taisho. We believe a coordinated worldwide collaboration between Taisho and Neurocrine will benefit from both companies' strengths and get this important product to market quickly," said Gary Lyons, president and chief executive officer of Neurocrine Biosciences, Inc.

          NBI-6024 is based on Neurocrine's proprietary APL technology platform which was discovered and developed by Neurocrine scientists and co-founder, Dr. Larry Steinman, M.D., professor, Department of Neurology and Neurological Sciences, Stanford University School of Medicine.

          "With the encouraging Phase I data that is currently being generated, we are very excited about the opportunity of beginning testing this drug in both adult and pediatric diabetes patients next month at the Barbara Davis Clinic," said Dr. George Eisenbarth, executive director of the Barbara Davis Center for Childhood Diabetes, Professor, University of Colorado. "In this trial we will be specifically looking for a slowing of the progression of the disease and an alteration of the immune response in these patients."

          "Type I diabetes is caused when immune cells in the patient erroneously target and destroy the pancreatic cells responsible for the production of insulin," said Bruce Campbell,
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senior vice president of Development of Neurocrine Biosciences Inc. "We believe that an altered peptide ligand specific for these immune cells may stop the destruction of the insulin-secreting cells in pre-diabetic patients, allowing them to delay dependence on insulin therapy or possibly avoid insulin therapy all together."

          Type I diabetes is one of the most prevalent chronic childhood conditions in North America, afflicting approximately one million patients in North America in 1999. Diabetics often suffer from a number of complications of the disease including heart disease, circulatory problems, kidney failure, neurologic disorders and blindness. Current therapy for Type I diabetes consists of daily insulin injections to regulate blood glucose levels.

          In preclinical models NBI-6024 was capable of eliciting a protective immune response and reducing the incidence of diabetes. In addition, experiments using immune cells derived from the blood of Type I diabetes patients indicate that NBI-6024 is recognized by patients' immune cells. This suggests that NBI-6024 may have the potential to intervene in the disease process in humans. Neurocrine has completed a single dose Phase I safety and dose escalating clinical program in 20 diabetic patients and has shown that NBI-6024 is safe and well tolerated. In addition, multidose studies are underway and a further 30 patients have been treated. In 2001, Neurocrine in collaboration with Taisho expects to initiate Phase II studies to assess the safety and biological activity of multiple doses of NBI-6024 in adult and adolescent and pediatric patients with Type I diabetes.

          Neurocrine Biosciences is a neuroscience based research and development biopharmaceutical company focused on the development of therapeutic products in the areas of anxiety, depression, insomnia, malignant brain tumors, diabetes and multiple sclerosis.

          Neurocrine Biosciences, Inc. news releases are available through the company's Web site via the Internet at http://www.neurocrine.com.
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          In addition to historical facts, this press release contains forward-
looking statements, such as the estimate of the total potential value of the collaboration with Taisho. Following industry custom, this estimate includes all potential payments that Neurocrine could receive over the life of the collaboration; it is not an estimate of the payments Neurocrine actually expects to receive, which may be lower. The amounts that will actually be received, and the matters discussed in the other forward-looking statements generally, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward looking statements are risks and uncertainties associated with Neurocrine's research and development programs and business and finances including, but not limited to, risks and uncertainties associated with, or arising out of, drug discovery, pre-clinical and clinical development of products including risk that research may not generate development candidates, development candidates will not successfully proceed through early clinical trials or that in later stage clinical trials will not show that they are effective in treating humans; determinations by regulatory and governmental authorities; changes in relationships with strategic partners and dependence upon strategic partners for performance of clinical and

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commercialization activities under collaborative agreements including potential for any collaboration agreement to be terminated without any product success; uncertainties relating to patent protection and intellectual property rights of third parties; impact of competitive products and technological changes; availability of capital and cost of capital; and other material risks. A more complete description of these risks can be found in Neurocrine's Form 10-K for the year ended Dec. 31, 1999, as amended, its most recent Form 10-Q and its most recent registration statement, as filed with the Securities and Exchange Commission, each of which should be read before making any investment in Neurocrine common stock. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

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